Utz Brands Reports Second Quarter 2021 Financial Results

Second Quarter Pro Forma Net Sales Two-Year CAGR Accelerates to 6.1%
Company Provides Updated Fiscal 2021 Outlook

Hanover, PA – August 12, 2021 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded salty snacks, today reported the unaudited financial results for the Company’s fiscal second quarter ended July 4, 2021.

Dylan Lissette, Chief Executive Officer of Utz said, “In the second quarter, our two-year pro forma net sales growth trends continued to improve as our Power Brands’ sales grew significantly faster than the Salty Snack Category in our Emerging and Expansion geographies, and our channels most impacted by COVID-related softness are rebounding. While consumer demand for our products remains strong, our second quarter margins were significantly impacted by higher than planned inflation across key input costs which include commodities, transportation and labor.”
Mr. Lissette continued, “We anticipate these costs will continue to be more elevated for the remainder of the year than we previously expected. Our pricing actions and productivity initiatives are well underway, but the benefits are expected to be weighted towards the back half of 2021, lagging the near-term cost pressures. These benefits, however, are expected to have strong carry-over benefits to fiscal 2022. As we manage through these higher costs, we remain focused on the long-term health of our brands, and we continue to prioritize investments to capitalize on our growth opportunities.”
Second Quarter 2021 Financial Highlights

	Fiscal Quarter Ended
(in $millions, except per share amounts)	June 28, 2020 (Predecessor)	July 4, 2021 (Successor)	% Change

Net Sales	$242.0	$297.9	23.1%
Pro Forma Net Sales(1,2)	311.7	299.2	(4.0)%
Gross Profit	84.9	95.6	12.6%
Adjusted Gross Profit(2)	90.4	105.4	16.6%
Adjusted Gross Profit Margin(2)	37.4%	35.4%	(200)	bps

Net Income (Loss)	6.6	16.2	nm
Adjusted Net Income(2)	13.6	19.0	39.7%
Adjusted EBITDA(2)	32.6	35.7	9.5%
Adjusted EBITDA Margin(2)	13.5%	12.0%	(150)	bps
Diluted Earnings Per Share	nm	$0.21	nm
Adjusted Earnings Per Share(2)	nm	$0.13	nm

(1) Pro Forma Net Sales assumes the Company owned H.K. Anderson, Truco Enterprises and Festida Foods on the first day of fiscal 2020, and that the Company owned Vitner’s on the first day of fiscal February 2020. Pro Forma Net Sales are on an estimated comparable 13-week basis.

(2) See description of Non-GAAP financial measures and reconciliations of GAAP measures to Non-GAAP adjusted measures in the tables that accompany this release.

Second Quarter Growth Highlights

For the 13-week period ended July 4, 2021, the Company’s retail sales as measured by IRI MULO-C increased 6.5% on a two-year CAGR basis. The Company’s Power Brands’ retail sales increased 8.1% on a two-year CAGR basis versus the Salty Snack Category growth of 7.1% for the same period, increasing to nearly 87% of sales versus approximately 84% in the same period in 2019. Power Brands’ sales growth during the two-year period was led by Utz®, ON THE BORDER®, Zapp’s®, TORTIYAHS!®, Golden Flake® Pork Skins, Hawaiian®, TGI Fridays® and Herdez®. As expected, the two-year CAGR retail sales decline of (2.2%) in Foundation Brands reflects the Company’s continued strategy to focus its resources on its Power Brands.
IRI Retail Sales Growth Summary(1)

	Last 13-Weeks Ended July 4, 2021
(in $millions)	YoY Change	2-Year CAGR

Total Retail Sales Growth(1)

Salty Snack Category	3.8%	7.1%

Utz	(7.2)%	6.5%
Power Brands	(6.4)%	8.1%
Foundation Brands(2)	(12.0)%	(2.2)%

Sales by Geography Growth(1)

Core

Salty Snack Category	1.6%	5.9%
Utz	(9.9)%	2.9%
Power Brands	(9.5)%	3.8%

Expansion

Salty Snack Category	5.3%	8.3%
Utz	(6.8)%	10.2%
Power Brands	(4.8)%	13.5%

Emerging

Salty Snack Category	3.9%	7.5%
Utz	(4.1)%	10.9%
Power Brands	(3.7)%	12.5%

(1) IRI Custom Panel, Total US MULO + C, on a pro forma basis.
(2) IRI does not include Partner Brands and Private Label retail sales.

Second Quarter 2021 Financial Results

See the description of the Non-GAAP financial measures mentioned in this press release and reconciliations of the Non-GAAP adjusted measures to the GAAP measures in the tables that accompany this release. In addition, see the description of the periods representing the Predecessor and Successor periods in the Company's Form 10-Q for the fiscal quarter ended, July 4, 2021.

Net sales in the quarter increased 23.1% to $297.9 million compared to $242.0 in the second quarter of 2020. The increase in net sales was driven by acquisitions of +24.2% and favorable price/mix of +2.3%. Partially offsetting these factors were volume declines of (3.0%) primarily due to pantry loading at the onset of the COVID-19 pandemic in the prior year. In addition, the Company’s continued shift to independent operators (“IO”) and the resulting increase in sales discounts impacted net sales growth by (0.4%).

Pro Forma Net Sales decreased (4.0%) to $299.2 million as compared to Pro Forma Net Sales growth of $311.7 million in the second quarter of 2020. The year-over-year Pro Forma Net Sales growth rate assumes the Company owned H.K. Anderson, Truco Enterprises and Festida Foods on the first day of fiscal 2020, and that the Company owned Vitner’s on the first day of fiscal February 2020.

Pro Forma Net Sales increased 6.1% on a two-year CAGR basis, which is an improvement from 4.3% in the first quarter. The second quarter Pro Forma Net Sales two-year CAGR assumes the Company owned Kennedy Endeavors, Kitchen Cooked, H.K. Anderson, Truco Enterprises and Festida Foods on the first day of fiscal 2019, and that the Company owned Vitner’s on the first day of fiscal February 2019.

Gross profit was $95.6 million, or 32.1% as a percentage of net sales. Adjusted Gross Profit increased 16.6% to $105.4 million, or 35.4% as a percentage of net sales, compared to Adjusted Gross Profit of $90.4 million, or 37.4% as a percentage of net sales, in the prior-year period. The decrease in Adjusted Gross Profit as a percentage of net sales was primarily driven by higher commodity, transportation, and labor inflation, and lower sales volume.

In the second quarter of 2021, the Company reported net income of $16.2 million, compared to net income of $6.6 million in the prior year period. The improvement in net income was primarily driven by a gain of $19.4 million due to the remeasurement of private placement warrant liabilities consistent with the accounting guidance recently announced by the Staff of the U.S. Securities and Exchange Commission (the “SEC”) for warrants issued by special purpose acquisition companies. Adjusted Net Income in the second quarter of 2021 increased 39.7% to $19.0 million compared to Adjusted Net Income of $13.6 million in the prior-year period.

Adjusted EBITDA increased 9.5% to $35.7 million, or 12.0% as a percentage of net sales, compared to Adjusted EBITDA of $32.6 million, or 13.5% as a percentage of net sales, in the prior-year period. The decrease in Adjusted EBITDA margin was driven by the Adjusted Gross Profit as a percentage of sales performance as described above. In addition, Adjusted EBITDA reflects increased Selling, General, and Administrative expenses versus the prior-year period, primarily due to higher transportation costs, public company expenses, and marketing spend to support growth for the Company’s Power Brands.

Second Quarter 2021 Balance Sheet and Cash Flow Highlights

•As of July 4, 2021, the Company had $26.7 million of cash on hand and an undrawn revolving credit facility, providing liquidity in excess of $130 million. In the first half of 2021, the Company:
◦Realized approximately $13 million in cash proceeds from asset sales, primarily related to independent operator routes.
◦Executed a sale-leaseback transaction to recoup approximately $13 million in cash from prior capital expenditures, locking in favorable fixed-rate capital lease financing.

•Completed a term loan tack-on of $75 million using proceeds primarily to pay down the revolving credit facility; the Company previously used cash and the revolving credit facility to close the Vitner’s and Festida Foods acquisitions.
◦Pricing and terms are consistent with the term loan financing executed in January 2021 (L+300, no floor).

•Net debt of $787.2 million as of July 4, 2021 resulting in a Pro Forma Net Leverage ratio of 4.4x based on trailing twelve months Normalized Further Adjusted EBITDA of $179.5 million.

•Capital expenditures of $10.8 million for the 26-week period ended July 4, 2021; capital expenditures are expected to accelerate throughout the year to support the Company’s productivity initiatives.

Fiscal Year 2021 Outlook

The Company believes that consumer demand for its products will remain strong in the second half of fiscal 2021 and continues to believe that sales growth will accelerate. However, given the challenging industry-wide supply chain dynamics, the Company is experiencing higher commodity, transportation, and labor costs. These costs began to rise in the first quarter of fiscal 2021, continued to rise in the second quarter, and impacted the Company’s profitability more than anticipated.
The Company believes these costs will continue to be more elevated than originally expected for the remainder of fiscal 2021. Management is taking the appropriate actions to help offset the impact, including pricing, productivity, and cost savings actions, but the benefits are expected to be weighted towards the back half of the year. These benefits are not expected to fully offset the incremental supply chain costs already incurred during fiscal 2021, and expected to occur during the second half of fiscal 2021. As a result, the Company expects that the second quarter will be the lowest margin quarter of fiscal 2021, and that profitability will improve in the second half of the year. Importantly, the Company believes that these actions to help offset inflationary pressures will have a meaningful carry-over benefit to fiscal 2022, and the Company will continue to take the appropriate steps to enhance margins.

For the 52-week fiscal year ending January 2, 2022, the Company is updating its full-year outlook previously provided on May 13, 2021.

•Continue to expect fiscal 2021 net sales consistent with fiscal 2020 Pro Forma Net Sales(1) with modest organic sales growth year over year. The Company’s projected pro forma two-year CAGR for fiscal 2020 and 2021 of approximately 6% is above the Company’s long-term organic growth outlook of 3 – 4%.

•Updating fiscal 2021 earnings outlook to reflect increased supply chain cost inflation. The Company now expects:
◦Adjusted EBITDA of $160 – $170 million(2)
◦Adjusted Earnings Per Share of $0.55 – $0.60(3)

In addition to the risks and uncertainties identified under “Forward-Looking Statements,” the Company’s 2021 guidance is estimated based on the following assumptions, and all changes versus the Company’s previous assumptions as of May 13, 2021, are noted below:

•Unchanged Assumptions
◦Funded $25 million Vitner's acquisition in February 2021 with balance sheet cash
◦Productivity of approximately 2% of cost of goods sold
◦Fully diluted shares on an as-converted basis of approximately 142 million

•Updated Assumptions
◦Funded $41 million Festida Foods acquisition in June 2021 with revolving credit facility
◦Commodity inflation of approximately 6%
◦Higher transportation and labor costs
◦Core D&A of $27 – $29 million and step-up D&A of $50 – $53 million (comprised of approximately 40% cost of goods sold and 60% SG&A expense)
◦Capital expenditures of $40 – $50 million to drive productivity efforts
◦Cash interest expense of approximately $33 million(4)
◦Effective cash tax rate of 17.0% - 19.0% (% of pre-tax book income)(5)
◦Net leverage ratio of approximately 4.0 - 4.5x by end of fiscal 2021(6)
◦Expecting ~200 Independent Route (“IO”) conversions

Note: Pro Forma Net Sales, Adjusted EBITDA, Further Adjusted EBITDA, and Adjusted EPS are non-GAAP financial measures. See appendix for reconciliation of non-GAAP financial measures to most directly comparable GAAP measures.

(1) 2020 Pro Forma Net Sales includes $1.16 billion of pro forma net sales on a 52-week comparison basis, and includes pre-acquisition net sales for Vitner's of $20 million to align with the expectation for FY 2021 (11 months of results from operating and SKU rationalization activity) and excludes full year pre-acquisition net sales amount of $14M for Festida Foods. The Company’s 2021 pro forma net sales growth rate outlook is inclusive of the impact from the conversion of employee-serviced DSD routes to independent operator-serviced routes and excludes the impact of Festida Foods.
(2) Excludes approximately $7 million of unrealized cost synergies expected to occur in 2022 and beyond.
(3) Excludes step-up depreciation & amortization (“D&A”), stock compensation expense, and non-recurring items.
(4) Excludes amortization of deferred financing fees, interest expense related to loans to independent operators that we guarantee, and interest income. Includes $250M notional interest rate hedge expiring in September 2022 that fixes 1 month LIBOR at 1.339%.
(5) Excludes impact of taxes expected to be paid in 2021 that relate to the 2020 tax period before the Business Combination was effective.
(6) Includes unrealized cost synergies of approximately $7 million from acquisitions.

With respect to projected fiscal year 2021 Adjusted EBITDA and Adjusted Earnings Per Share, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items, which are excluded from Adjusted EBITDA, and which are excluded from Adjusted Earnings per Share. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future financial results.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results today at 8:30 a.m. Eastern Time. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://investors.utzsnacks.com/ to access the live listen-only webcast and presentation. Participants can also dial in over the phone by calling (833) 921-1661 from North America and (236) 389-2660 internationally. The Event Plus passcode is 6495078. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.

A replay will be archived online and is also available telephonically approximately two hours after the call concludes through Thursday, August 19, 2021, by dialing (800) 585-8367 from North America, or (416) 621-4642 from international locations, and entering confirmation code 6495078.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands including Utz®, ON THE BORDER® Chips & Dips, Golden Flake®, Zapp’s®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and TORTIYAHS!®, among others.

After a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally through grocery, mass merchandisers, club, convenience, drug and other channels. Based in Hanover, Pennsylvania, Utz operates fifteen facilities located in Pennsylvania, Alabama, Arizona, Illinois, Indiana, Louisiana, Massachusetts, Michigan and Washington. For more information, please visit www.utzsnacks.com or call 1-800-FOR-SNAX.

Investors and others should note that Utz announces material financial information to its investors using its investor relations website (https://investors.utzsnacks.com/investors/default.aspx), SEC filings, press releases, public conference calls and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products and other issues. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s investor relations website.

Investor Contact
Kevin Powers
Utz Brands, Inc.
kpowers@utzsnacks.com

Media Contact
Kevin Brick
Utz Brands, Inc.
kbrick@utzsnacks.com

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “will”, “expect”, “intends”, “goal” or other similar words, phrases or expressions. These forward-looking statements include the expected effects from the COVID-19 pandemic, future plans for Utz Brands, Inc. and its direct and indirect subsidiaries (“UBI”), the estimated or anticipated future results and benefits of the Company’s future plans and operations, future capital structure, future opportunities for UBI, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and UBI’s business and actual results may differ materially. Factors that may cause such differences include, but are not limited to: the risk that the recently completed business combinations and acquisitions recently completed by the Company (collectively, the “Business Combinations”) disrupt plans and operations; the ability to recognize the anticipated benefits of such Business Combinations, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the outcome of any legal proceedings that may be instituted against UBI following the consummation of such Business Combinations; changes in applicable law or regulations; costs related to the Business Combinations; the inability of the Company to maintain the listing of the Company’s Class A Common Stock on the New York Stock Exchange; the inability of the Company to develop and maintain effective internal controls; the risk that the Company’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond the Company’s control; changes in demand for the Company’s products affected by changes in consumer preferences and tastes or if the Company is unable to innovate or market its products effectively; costs associated with building brand loyalty and interest in the Company’s products, which may be affected by the Company’s competitors’ actions that result in the Company’s products not suitably differentiated from the products of competitors; fluctuations in results of operations of the Company from quarter to quarter because of changes in promotional activities; the possibility that the Company may be adversely affected by other economic, business or competitive factors; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K/A filed with SEC for the fiscal year ended January 3, 2021 and other reports filed by the Company with the Commission. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.

Non-GAAP Financial Measures and Other Key Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. These non-GAAP financial measures do not represent financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the presentation of these measures may not be comparable to similarly-titled measures used by other companies.
Management believes that non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. We believe that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the financial condition and results of operations of the Company to date and that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by the companies in this industry. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Utz uses the following non-GAAP financial measures in its financial communications, and in the future could use others:

•Pro Forma Net Sales
•Adjusted Gross Profit
•Adjusted Gross Profit as % of Net Sales (Adjusted Gross Profit Margin)
•Pro Forma Gross Profit
•Pro Forma Adjusted Gross Profit
•Adjusted Selling, General and Administrative Expense
•Adjusted Selling, General and Administrative Expense as % of Net Sales
•Adjusted Net Income
•Adjusted Earnings Per Share
•EBITDA
•Adjusted EBITDA
•Adjusted EBITDA as % of Net Sales (Adjusted EBITDA Margin)
•Further Adjusted EBITDA
•Further Adjusted EBITDA as % of Pro Forma Net Sales (Further Adjusted EBITDA Margin)
•Normalized Further Adjusted EBITDA
Pro Forma Net Sales is defined as Net Sales including the historical net sales relating to the pre-acquisition periods of H.K. Anderson, Truco Enterprises, Vitner’s and Festida Foods acquisitions, assuming that the Company acquired H.K. Anderson, Truco Enterprises and Festida Foods on the first day of the applicable fiscal year, and that the Company owned Vitner’s on the first day of fiscal February of the applicable fiscal year.

Adjusted Gross Profit represents Gross Profit excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Gross Profit excludes the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We also report Adjusted Gross Profit as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Gross Profit margins on Net Sales.

Pro Forma Gross Profit is defined as Gross Profit including the historical Gross Profit relating to the pre-acquisition periods of H.K. Anderson, Truco Enterprises, Vitner’s and Festida Foods acquisitions, assuming that the Company acquired H.K. Anderson, Truco Enterprises and Festida Foods on the first day of the applicable fiscal year, and that the Company owned Vitner’s on the first day of fiscal February of the applicable fiscal year.

Pro Forma Adjusted Gross Profit is defined as Adjusted Gross Profit including the historical Adjusted Gross Profit relating to the pre-acquisition periods of H.K. Anderson, Truco Enterprises, Vitner’s and Festida Foods acquisitions, assuming that the Company acquired H.K. Anderson, Truco Enterprises and Festida Foods on the first day of the applicable fiscal year, and that the Company owned Vitner’s on the first day of fiscal February of the applicable fiscal year.

Adjusted Selling, General and Administrative Expense is defined as all Selling, General and Administrative expense excluding Depreciation and Amortization expense, a non- cash item. In addition, Adjusted Selling, General and Administrative Expenses exclude the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. We also report Adjusted Selling, General and Administrative Expense as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Selling, General and Administrative margin on Net Sales.

Adjusted Net Income is defined as Net Income excluding the additional Depreciation and Amortization expense, a non-cash item, related to the Business Combination with Collier Creek Holdings and the acquisitions of Kennedy Endeavors, Kitchen Cooked, Inventure, Golden Flake and Truco Enterprises. In addition, Adjusted Net Income is also adjusted to exclude deferred financing fees, interest income and expense relating to IO loans and certain non-cash items, such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, remeasurement of warrant liabilities and financing-related costs. Lastly, Adjusted Net Income normalizes the income tax provision to account for the above-mentioned adjustments.

Adjusted Earnings Per Share is defined as Adjusted Net Income (as defined, herein) divided by the weighted average shares outstanding for each period on a fully diluted basis, assuming the Private Placement Warrants are net settled and the Shares of Class V Common Stock held by Continuing Members is converted to Class A Common Stock.

EBITDA is defined as Net Income before Interest, Income Taxes, and Depreciation and Amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items, such as stock-based compensation, hedging and purchase commitments adjustments, and asset impairments; acquisition and integration costs; business transformation initiatives; and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release and financial information contained in the release in the evaluation of Utz’s operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. We have historically reported an Adjusted EBITDA metric to investors and banks for covenant compliance. We also provide in this release,

Adjusted EBITDA as a percentage of Net Sales, as an additional measure for readers to evaluate our Adjusted EBITDA margins on Net Sales.

Further Adjusted EBITDA is defined as Adjusted EBITDA after giving effect to pre-acquisition Adjusted EBITDA of H.K. Anderson, Truco Enterprises, Vitner’s and Festida Foods acquisitions. We also report Further Adjusted EBITDA as a percentage of Pro Forma Net Sales as an additional measure to evaluate our Further Adjusted EBITDA margins on Pro Forma Net Sales. This definition does not include adjustments for estimated unrealized cost synergies, estimated unrealized public company costs or trade spend normalization, as reflected in Normalized Further Adjusted EBITDA.

Normalized Further Adjusted EBITDA is defined as Further Adjusted EBITDA including adjustments for estimated unrealized cost synergies related to the acquisition of H.K. Anderson, Truco Enterprises, Vitner’s and Festida Foods acquisitions. . In addition, Normalized Further Adjusted EBITDA also adjusts for estimated unrealized public company costs, and a one-time trade spend normalization adjustment at the end of 2019.

Management believes that the non-GAAP financial measures are meaningful to investors because they increase transparency and assists investors to understand and analyze our ongoing operational performance. The financial measures are shown as supplemental disclosures in this release because they are widely used by the investment community for analysis and comparative evaluation. They also provide additional metrics to evaluate the Company’s operations and, when considered with both the GAAP results and the reconciliation to the most comparable GAAP measures, provide a more complete understanding of the Company’s business than could be obtained absent this disclosure. The non-GAAP measures are not and should not be considered an alternative to the most comparable GAAP measures or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. Management believes that the non-GAAP measures are important to have an understanding of the Company’s overall operating results in the periods presented. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

(Tables to Follow)

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the thirteen weeks ended July 4, 2021 (Successor) and June 28, 2020 (Predecessor)
(In thousands, except share information)
(Unaudited)

	Successor	Predecessor
	Thirteen weeks ended July 4, 2021	Thirteen weeks ended June 28, 2020
Net sales	$297,919	$241,977
Cost of goods sold	202,359	157,096
Gross profit	95,560	84,881
Selling, general and administrative expenses
Selling	64,439	49,598
General and administrative	29,041	18,484
Total selling, general and administrative expenses	93,480	68,082
Gain on sale of assets
Gain on disposal of property, plant and equipment	607	25
Gain on sale of routes, net	1,682	627
Total gain on sale of assets	2,289	652
Income from operations	4,369	17,451
Other (expense) income
Interest expense	(7,896)	(9,987)
Other income	758	259
Gain on remeasurement of warrant liability	19,368	—
Other (expense) income, net	12,230	(9,728)
Income before taxes	16,599	7,723
Income tax expense	420	1,171
Net income	16,179	6,552
Net loss attributable to noncontrolling interest	1,400	—
Net income attributable to controlling interest	$17,579	$6,552
Earnings per Class A Common stock: (in dollars)
Basic	$0.22
Diluted	$0.21
Weighted-average shares of Class A Common stock outstanding
Basic	76,500,488
Diluted	81,732,056
Other comprehensive income:
Interest rate swap	$607	$(709)
Comprehensive income	$18,186	$5,843

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the twenty-six weeks ended July 4, 2021 (Successor) and June 28, 2020 (Predecessor)
(In thousands, except share information)
(Unaudited)

	Successor	Predecessor
	Twenty-six weeks ended July 4, 2021	Twenty-six weeks ended June 28, 2020
Net sales	$567,101	$470,006
Cost of goods sold	376,300	305,111
Gross profit	190,801	164,895
Selling, general and administrative expenses
Selling	121,167	97,931
General and administrative	58,974	38,424
Total selling, general and administrative expenses	180,141	136,355
Gain on sale of assets
Gain on disposal of property, plant and equipment	904	93
Gain on sale of routes, net	2,104	1,031
Total gain on sale of assets	3,008	1,124
Income from operations	13,668	29,664
Other (expense) income
Interest expense	(18,757)	(19,630)
Other income	1,476	839
Loss on remeasurement of warrant liability	(2,133)	—
Other (expense) income, net	(19,414)	(18,791)
(Loss) income before taxes	(5,746)	10,873
Income tax expense	1,424	2,629
Net (loss) income	(7,170)	8,244
Net loss attributable to noncontrolling interest	2,220	—
Net (loss) income attributable to controlling interest	$(4,950)	$8,244
Earnings per Class A Common stock: (in dollars)
Basic & diluted	$(0.07)
Weighted-average shares of Class A Common stock outstanding
Basic & diluted	76,213,746
Other comprehensive (loss) income:
Interest rate swap	$1,429	$(7,917)
Comprehensive (loss) income	$(3,521)	$327

Utz Brands, Inc.
CONSOLIDATED BALANCE SHEETS
July 4, 2021 and January 3, 2021
(In thousands)

	As of July 4, 2021	As of January 3, 2021
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$26,745	$46,831
Accounts receivable, less allowance of $1,399 and $239, respectively	143,503	118,305
Inventories	69,978	59,810
Prepaid expenses and other assets	15,315	11,573
Current portion of notes receivable	7,991	7,666
Total current assets	263,532	244,185
Non-current Assets
Property, plant and equipment, net	285,611	270,416
Goodwill	892,524	862,183
Intangible assets, net	1,157,679	1,171,709
Non-current portion of notes receivable	23,857	20,000
Other assets	20,423	15,671
Total non-current assets	2,380,094	2,339,979
Total assets	$2,643,626	$2,584,164
LIABILITIES AND EQUITY
Current Liabilities
Current portion of term debt and financing obligations	$10,672	$469
Current portion of other notes payable	8,979	9,018
Accounts payable	74,674	57,254
Accrued expenses and other	59,599	80,788
Current warrant liability	—	52,580
Total current liabilities	153,924	200,109
Non-current portion of term debt, revolving credit facility and financing obligations	785,636	778,000
Non-current portion of other notes payable	27,473	24,564
Non-current accrued expenses and other	37,280	37,771
Deferred tax liability	75,010	73,786
Non-current warrant liability	85,032	85,032
Total non-current liabilities	1,010,431	999,153
Total liabilities	1,164,355	1,199,262
Commitments and Contingencies
Equity
Shares of Class A Common Stock, $0.0001 par value; 1,000,000,000 shares authorized; 76,570,422 and 71,094,714 shares issued and outstanding as of July 4, 2021 and January 3, 2021, respectively.	8	7
Shares of Class V Common Stock, $0.0001 par value; 61,249,000 shares authorized; 60,349,000 shares issued and outstanding as of July 4, 2021 and January 3, 2021.	6	6
Additional paid-in capital	944,758	793,461
Accumulated deficit	(254,085)	(241,490)
Accumulated other comprehensive income	2,353	924
Total stockholders' equity	693,040	552,908
Noncontrolling interest	786,231	831,994
Total equity	1,479,271	1,384,902
Total liabilities and equity	$2,643,626	$2,584,164

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the thirteen weeks ended July 4, 2021 (Successor) and June 28, 2020 (Predecessor)
(In thousands)
(Unaudited)

	Successor	Predecessor
	Twenty-six weeks ended July 4, 2021	Twenty-six weeks ended June 28, 2020
Cash flows from operating activities
Net (loss) income	$(7,170)	$8,244
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	38,552	17,947
Loss on remeasurement of warrant liability	2,133	—
Gain on disposal of property and equipment	(904)	(93)
Gain on sale of routes	(2,104)	(1,031)
Stock-based compensation	6,639	—
Deferred taxes	1,224	2,239
Amortization of deferred financing fees	3,168	1,306
Changes in assets and liabilities:
Accounts receivable, net	(21,303)	(15,368)
Inventories	(6,730)	(3,288)
Prepaid expenses and other assets	(8,229)	(2,573)
Accounts payable and accrued expenses and other	(5,320)	12,930
Net cash (used in) provided by operating activities	(44)	20,313
Cash flows from investing activities
Acquisitions, net of cash acquired	(66,631)	(8,816)
Purchases of property and equipment	(10,823)	(8,350)
Purchases of intangibles	(1,200)	(650)
Proceeds from sale of property and equipment	1,490	533
Proceeds from sale of routes	3,800	2,748
Proceeds from the sale of IO notes	7,922	—
Notes receivable, net	(5,101)	(3,476)
Net cash used in investing activities	(70,543)	(18,011)
Cash flows from financing activities
Borrowings on term debt and notes payable	808,000	2,650
Repayments on term debt and notes payable	(786,555)	(4,838)
Payment of debt issuance cost	(9,085)	—
Exercised warrants	57,232	—
Dividends	(8,082)	—
Distributions to members	—	(5,196)
Distribution to noncontrolling interest	(11,009)	—
Net cash provided by (used in) financing activities	50,501	(7,384)
Net decrease in cash and cash equivalents	(20,086)	(5,082)
Cash and cash equivalents at beginning of period	46,831	15,053
Cash and cash equivalents at end of period	$26,745	$9,971

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

Net Sales and Pro Forma Net Sales

	13-Weeks Ended		26-Weeks Ended
(dollars in millions)	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net Sales	$297.9	$242.0	$567.1	$470.0
H.K. Anderson Pre-Acquisition Net Sales	—	2.1	—	4.4
Vitner's Pre-Acquisition Net Sales	—	5.5	—	9.3
Truco Enterprises Pre-Acquisition Net Sales	—	59.8	—	100.8
Festida Foods Pre-Acquisition Net Sales	1.3	2.3	3.6	5.1
Pro Forma Net Sales	$299.2	$311.7	$570.7	$589.6

Gross Profit, Adjusted Gross Profit, Pro Forma Gross Profit and Pro Forma Adjusted Gross Profit

	13-Weeks Ended		26-Weeks Ended
(dollars in millions)	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Gross Profit	$95.6	$84.9	$190.8	$164.9
Depreciation and Amortization	8.0	5.5	16.1	10.8
Non-Cash, non-recurring adjustments	1.8	—	3.0	—
Adjusted Gross Profit	105.4	90.4	209.9	175.7
Adjusted Gross Profit as a % of Net Sales	35.4%	37.4%	37.0%	37.4%
Depreciation and Amortization - COGS	(8.0)	(5.5)	(16.1)	(10.8)
H.K. Anderson Pre-Acquisition Gross Profit	—	0.3	—	0.6
Vitner's Pre-Acquisition Gross Profit	—	2.7	—	4.5
Truco Enterprises Pre-Acquisition Gross Profit	—	24.2	—	40.6
Festida Foods Pre-Acquisition Gross Profit	1.1	2.0	2.8	3.4
Pro Forma Gross Profit	98.5	114.1	196.6	214.0
Depreciation and Amortization - COGS	8.0	5.5	16.1	10.8
Festida Pre-Acquisition D&A	0.4	0.5	0.9	1.0
Depreciation and Amortization - Total	8.4	6.0	17.0	11.8
Pro Forma Adjusted Gross Profit	$106.9	$120.1	$213.6	$225.8
Pro Forma Adjusted Gross Profit as a % of Pro Forma Net Sales	35.7%	38.5%	37.4%	38.3%

Adjusted Selling, General and Administrative Expense

	13-Weeks Ended		26-Weeks Ended
(dollars in millions)	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Selling, General and Administrative Expense - Including Depreciation and Amortization	$93.5	$68.1	$180.2	$136.4
Depreciation and Amortization in SG&A Expense	(11.1)	(3.5)	(22.4)	(7.1)
Non-Cash, and/or Non-recurring Adjustments	(10.1)	(5.7)	(18.2)	(13.5)
Adjusted Selling, General and Administrative Expense	72.3	58.9	139.6	115.8
Adjusted Selling, General and Administrative Expense as a % of Net Sales	24.3%	24.3%	24.6%	24.6%
Vitner's Pre-Acquisition SG&A Expense	—	2.1	—	3.6
Truco Enterprises Pre-Acquisition SG&A Expense	—	8.3	—	15.1
Festida Foods Pre-Acquisition SG&A Expense	0.7	0.9	1.5	1.7
Pro Forma Adjusted SG&A Expense	$73.0	$70.2	$141.1	$136.2
Pro Forma Adjusted Selling, General and Administrative Expense as % of Pro Forma Net Sales	24.4%	22.5%	24.7%	23.1%

Adjusted Net Income

	13-Weeks Ended		26-Weeks Ended
(dollars in millions, except per share data)	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net (Loss) Income	$16.2	$6.6	$(7.2)	$8.2
Deferred Financing Fees	0.3	0.6	0.5	1.5
Depreciation and Amortization	19.1	9.0	38.5	17.9
Non-Acquisition Related Depreciation and Amortization	(6.4)	(6.5)	(13.0)	(12.9)
Acquisition Step-Up Depreciation and Amortization:	12.7	2.5	25.5	5.0
Certain Non-Cash Adjustments	2.8	1.7	7.0	2.8
Acquisition and Integration	2.0	3.9	3.9	9.1
Business and Transformation Initiatives	6.5	0.8	9.8	2.4
Financing-Related Costs	0.6	—	0.6	0.1
(Gain) Loss on Remeasurement of Warrant Liability	(19.4)	—	2.1	—
Other Non-Cash and/or Non-Recurring Adjustments	(7.5)	6.4	23.4	14.4
Income Tax-Rate Adjustment(1)	(2.7)	(2.5)	(6.2)	(4.0)

Adjusted Net Income	$19.0	$13.6	$36.0	$25.1

Basic Shares Outstanding	136.8		136.6
Fully Diluted Shares on an As-Converted Basis	142.0		142.3
Adjusted Earnings Per Share	$0.13		$0.25

(1) Income Tax Rate Adjustment calculated as (Loss) Income before taxes plus (i) Acquisition, Step-Up Depreciation and Amortization and (ii) Other Non-Cash and/or Non-Recurring Adjustments, multiplied by an effective cash tax rate, minus the actual tax provision recorded in the Consolidated Statement of Operations and Comprehensive Income (Loss). The effective cash tax rate includes corporate income tax payments plus non-resident withholding and tax distributions, which are considered equivalent to tax.

Depreciation & Amortization

	13-Weeks Ended		26-Weeks Ended
(dollars in millions)	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Core D&A - Non-Acquisition-related included in Gross Profit	$4.4	$4.5	$9.3	$8.9
Step-Up D&A - Transaction-related included in Gross Profit	3.6	1.0	7.3	1.9
Depreciation & Amortization - included in Gross Profit	8.0	5.5	16.6	10.8

Core D&A - Non-Acquisition-related included in SG&A Expense	2.7	2.0	3.8	4.0
Step-Up D&A - Transaction-related included in SG&A Expense	8.4	1.5	18.2	3.1
Depreciation & Amortization - included in SG&A Expense	11.1	3.5	22.0	7.1

Depreciation & Amortization - Total	$19.1	$9.0	$38.6	$17.9

Core Depreciation and Amortization	$7.1	$6.5	$13.1	$12.9
Step-Up Depreciation and Amortization	$12.0	$2.5	$25.5	$5.0
Total Depreciation and Amortization	$19.1	$9.0	$38.6	$17.9

EBITDA, Adjusted EBITDA, and Further Adjusted EBITDA

	13-Weeks Ended		26-Weeks Ended
(dollars in millions)	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net Income (Loss)	$16.2	$6.6	$(7.2)	$8.2
Plus non-GAAP adjustments:
Income Tax (Benefit) or Expense	0.4	1.2	1.4	2.6
Depreciation and Amortization	19.1	9.0	38.6	17.9
Interest Expense, Net	7.9	10.0	18.8	19.6
Interest Income (IO loans)(1)	(0.4)	(0.6)	(1.3)	(0.9)
EBITDA	43.2	26.2	50.3	47.4
Certain Non-Cash Adjustments(2)	2.8	1.7	7.0	2.8
Acquisition and Integration(3)	2.0	3.9	3.9	9.1
Business Transformation Initiatives(4)	6.5	0.8	9.8	2.4
Financing-Related Costs(5)	0.6	—	0.6	0.1
(Gain) Loss on Remeasurement of Warrant Liabilities(6)	(19.4)	—	2.1	—
Adjusted EBITDA	35.7	32.6	73.7	61.8
Adjusted EBITDA as a % of Net Sales	12.0%	13.5%	13.0%	13.1%
HKA Pre-Acquisition Adjusted EBITDA(7)	—	0.3	—	0.6
Vitner's Pre-Acquisition Adjusted EBITDA(7)	—	0.6	—	0.9
Truco Pre-Acquisition Adjusted EBITDA(7)	—	16.2	—	25.9
Festida Pre-Acquisition Adjusted EBITDA(7)	1.0	1.8	2.6	3.1
Further Adjusted EBITDA	$36.7	$51.5	$76.3	$92.3
Further Adjusted EBITDA as % of Pro Forma Net Sales	12.3%	16.5%	13.4%	15.7%

(1)Interest Income (IO Loans) refers to Interest Income that we earn from IO notes receivable that have resulted from our initiatives to transition from RSP distribution to IO distribution (“Business Transformation Initiatives”). There is a Notes Payable recorded that mirrors the IO notes receivable, and the interest expense associated with the Notes Payable is part of the Interest Expense, Net adjustment.
(2)Certain Non-Cash Adjustments are comprised primarily of the following:
Incentive programs – Utz Quality Foods, LLC, our wholly-owned subsidiary, established the 2018 Long-Term Incentive Plan (the “2018 LTIP”) for employees in February 2018. The Company recorded expense of $1.1 million and $1.9 million for thirteen weeks and twenty-six weeks ended June 28, 2020 (Predecessor), respectively. Expenses incurred for the 2018 LTIP are non-operational in nature and are expected to decline upon the vesting of the remaining phantom units from fiscal year 2018 and fiscal year 2019 at the end of fiscal year 2021. The phantom units under the 2018 LTIP were converted into the 2020 LTIP RSUs as part of the Business Combination. For the thirteen weeks and twenty-six weeks ended July 4, 2021 (Successor), the Company incurred $2.7 million and $5.6 million, respectively, of share based compensation under the 2020 LTIP.
Purchase Commitments and Other Adjustments – We have purchased commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of purchase commitment related gains and losses. For the thirteen weeks and twenty-six weeks ended July 4, 2021 (Successor) we recorded a loss of $0.0 million and $0.0 million, respectively, compared to a benefit of $0.7 million and $1.0 million for the thirteen weeks and twenty-six weeks ended June 28, 2020 (Predecessor), respectively.
(3)Adjustment for Acquisition and Integration Costs – This is comprised of consulting, transaction services, and legal fees incurred for acquisitions and certain potential acquisitions. The majority of charges are related to costs incurred for the Vitner's acquisition, the Truco acquisition, the Kitchen Cooked acquisition, the Festida Foods acquisition, and related integration expenditures.
(4)Business Transformation Initiatives Adjustment – This adjustment is related to consultancy, professional, and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. In addition, certain Rice/Lissette family-related costs incurred but not part of normal business operations, and gains realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, and ERP transition costs, offset by severance costs associated with the elimination of RSP positions, fall into this category.
(5)Financing-Related Costs – These costs include adjustments for various items related to raising debt and preferred equity capital or debt extinguishment costs. The Company incurred expenses of $0.6 million for the thirteen weeks and twenty-six weeks ended July 4, 2021 (Successor), compared to $0.1 million for the twenty-six weeks ended June 28, 2020 (Predecessor).
(6)Losses (or gains) related to the changes in the remeasurement of warrant liabilities are not expected to be settled in cash, and when exercised would result in a cash inflow to the Company with the Warrants being exercised for Class A Common Stock with the liability being extinguished and the fair value of the Warrants at the time of exercise being recorded as an increase to equity.
(7)Pre-Acquisition Adjusted EBITDA – This adjustment represents the adjusted EBITDA of acquired companies prior to the acquisition date.

Normalized / Further Adjusted EBITDA

	FY 2020					FY 2021
(dollars in millions)	Q1	Q2	Q3	Q4	FY 2020	Q1	Q2	TTM
Further Adjusted EBITDA	$40.8	$51.5	$53.6	$41.5	$187.4	$39.5	$36.7	$171.3
Acquisition Synergies(1)	2.9	2.6	2.6	2.0	10.1	2.1	2.1	8.8
Public Company Costs(2)	(0.8)	(0.7)	(0.6)	—	(2.1)	—	—	(0.6)
Normalized Further Adjusted EBITDA	$42.9	$53.4	$55.6	$43.5	$195.4	$41.6	$38.8	$179.5

(1) Represents identified integration-related cost savings expected to be realized from the elimination of certain procurement, manufacturing, and logistics as well as selling, general and administrative expenses in connection with the acquisition of Kennedy Endeavors, Kitchen Cooked, Truco Enterprises, Vitner’s and Festida Foods.
(2) Represents estimated incremental costs of operating as a public company following the closing of the business combination, including exchange listing and other fees; audit and compliance costs; investor relations costs; additional D&O insurance premium; legal expenses associated with public filings and other items; and cash compensation for the Board of Directors.

Net Debt and Leverage Ratio

(dollars in millions)	As of July 4, 2021
Term Loan	$791.2
Capital Leases(1)	21.3
Deferred Purchase Price	1.4
Gross Debt(2)	813.9
Cash and Cash Equivalents	26.7
Total Net Debt	$787.2

Last 52-Weeks Normalized Further Adjusted EBITDA	$179.5

Net Leverage Ratio	4.4x

(1) Capital Leases include equipment term loans and excludes the impact of step-up accounting.
(2) Excludes amounts related to guarantees on IO loans which are collateralized by routes. We have the ability to recover substantially all of the outstanding loan value in the event of a default scenario, which is uncommon.